Exhibit 99.1

Important News From

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

•	Company to replace first-generation battery packs sold to Phoenix Motor Cars with second-generation battery packs, under warranty provisions.

•	Warranty claim related to specific battery module configuration used in first-generation Phoenix battery packs.

•	Module configuration problem is unrelated to company’s unique lithium titanate battery technology. Core battery technology is safe, solid and reliable; no other Altairnano products affected.

RENO, Nevada – March 12, 2008 – Altair Nanotechnologies Inc. (Altairnano) (Nasdaq: ALTI), a leading provider of advanced nanomaterials technology for use in energy, pharmaceutical, life sciences and industrial applications, today reported financial results for the fiscal year ended December 31, 2007.

For the year ended December 31, 2007, the company reported revenues of $9.11 million as compared with $4.32 million for 2006.   The net loss for 2007 was $31.47 million, or 45 cents per share, compared with a net loss of $17.20 million, or 29 cents per share, for the prior year period.

Altairnano’s 2007 financial statements include accounting adjustments for events occurring subsequent to year end totaling $6.78 million. These one-time operating expenses are related to a recently discovered module configuration problem that creates a potential overheating risk in first-generation (Gen 1) battery packs sold to Phoenix Motor Cars, Inc. (Phoenix), an electric vehicle manufacturer.  The risk arises from the manner in which individual cells were assembled into battery modules, and is not related in any way to the company’s proprietary lithium titanate-based cell technology.

At year’s end, cash totaled $50.15 million.  The company’s investment in auction rate notes, totaling $3.91 million, was reclassified from a current to long-term asset due to current market conditions that have resulted in the absence of auctions.  Based upon management evaluation of the notes and the underlying collateral, the company determined that the investment securities were not impaired.

The company also disclosed that, in early January 2008, the Board of Directors granted a bonus of approximately $715,000 in a combination of stock and cash to its former Chief Executive Officer Alan J. Gotcher, who agreed to resign February 26.  Of the $715,000 bonus payment, approximately $400,000 represents an amount in excess of the amount calculated under the company’s existing bonus guidelines.  According to Board Chairman Jon Bengtson, the Compensation Committee of the Board is initiating an inquiry into the circumstances under which the bonus was granted and reserves the right to take any appropriate action indicated at the close of the inquiry.

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

Potential Module Configuration Issue Uncovered by Company

The potential module configuration issue, which has never resulted in an adverse incident with any Altairnano battery modules, was discovered by Altairnano researchers in the course of an exhaustive testing and computer modeling process to investigate possible modes of potential failure in Altairnano batteries.  Their analysis revealed that, under certain very rare circumstances, a battery module, as configured for use in Phoenix vehicles, might overheat and fail.

In the Phoenix Gen 1 battery pack product, 48 individual cells comprise one module, and 28 modules comprise one battery pack. Altairnano’s proprietary lithium titanate technology is embedded in individual cells.  The core technology does not contribute to the identified module configuration issue.

“Although no adverse events have resulted from this identified module configuration issue, and the possibility that a failure might occur is very small, we concluded that warranty replacement of all affected battery packs was the right thing to do, despite the substantial cost involved,” said Terry M. Copeland, interim president.

“The warranty replacement is not the result of any concerns with the safety of our proprietary lithium titanate cell technology, which we continue to believe is the best and safest lithium battery technology available today,” Mr. Copeland added. “The long-term prospects for Altairnano batteries remain excellent, although the introduction of vehicle batteries into the marketplace has been delayed by this recently identified module configuration issue.”

The company said that only the first-generation electric automobile battery modules for Phoenix vehicles are affected.  “Battery modules for stationary applications are of a completely different design and are not impacted by this issue,” Mr. Copeland said.

The company has substantially completed the modeling and the redesign of a second-generation battery pack. Once testing and computer modeling confirm that the revised module design resolves the potential overheating issue, Altairnano expects to begin delivering second-generation battery packs to Phoenix.

The accounting adjustment includes three subsequent-event charges, all reflected in the company’s fourth quarter financial statements:

•	A $2.86 million warranty credit to Phoenix that will be applied to engineering of Gen 2 battery packs for Phoenix production of some Gen 2 replacement battery packs.

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

•	$0.82 million charge for Gen 1 battery modules that were in Altairnano’s inventory at the end of the fourth quarter, intended to be shipped to Phoenix.

•
$3.10 million charge for battery cells that were in inventory at year end or committed for receipt in 2008 and intended to be assembled into battery modules that would be used to assemble Gen 1 battery packs for Phoenix.

The company said that, since the safety of the individual battery cells is not in question, it may ultimately be able to reconfigure the affected battery modules for future sale in other products.  However, because of uncertainty about the probability and timing of future sales, the company has determined that the entire cost of the individual cells should be treated as a cost of sale expense at this time. The decision to replace the battery packs under warranty provisions was made after year end; however, because the condition existed prior to year end 2007, the financial statements reflect the resulting adjustments accordingly.

AES Program Moves Forward

The company said that, as expected, two one-megawatt stationary battery packs developed with and purchased by AES Corporation have been connected to the electric grid at an AES subsidiary and full testing has commenced.  The stationary battery packs are part of a suite of energy storage solutions to be developed specifically for AES.  AES has told the company that it sees numerous potential applications for the technology, which it expects to pursue, assuming the successful testing of the development project.

Increased Operating Expenses

Operating expenses of $42.18 million for 2007 were $20.17 million greater than operating expenses of $22.01 million for 2006.  Cash used in operations was $17.9 million in 2007 as compared to $14.4 million in 2006.  Increased operating expenses were due to subsequent event non-cash adjustments to cost of sales for warranty expenses and inventory impairment totaling $6.78 million.  In addition, operating expenses increased due to greater research and development efforts by approximately $5.37 million, largely for staffing and other expenditures related to battery development.  General and administrative expenses increased by approximately $3.28 million due primarily to share-based compensation expense, a non-cash item, which increased by approximately $1.88 million.

Private Equity Placement

As previously reported, Altairnano strengthened its balance sheet during the fourth quarter with a $40 million private placement of its common stock to Al Yousuf LLC.  As a result, Altairnano’s cash at December 31, 2007, totaled $50.15 million at year end.  A placement fee of $2.38 million remained unpaid at year end and was paid during January 2008.

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

Please join a conference call with Altairnano’s management team today at 11 a.m. EDT to update the company’s financial results and principal business developments. The dial-in number for both U.S. and international callers is 719-325-4884. Please dial into the conference five minutes before the call is scheduled to begin and ask the operator for the Altair Nanotechnologies call. An audio replay of the conference call will be available from 2:00 p.m. March 12 through 11:59 p.m. EDT, March 19, 2008, and can be accessed by dialing 719-457-0820 and entering conference number 3564615.

Additionally, the conference call is being web cast and can be accessed by visiting Altairnano's web site at www.altairnano.com.

About Altair Nanotechnologies Inc.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. A seasoned management team complements Altairnano's leading edge scientists, with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit www.altairnano.com.

Forward-Looking Statement
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that the results of the modeling, design and testing initiatives described herein will be negative or will require additional time and effort; that production and supply of battery products will not occur when and as expected  for technical, business or other reasons; that any products developed will not perform as expected in future testing or real-world applications; and that even if full commercialization occurs, product sales may be limited and costs associated with production may exceed revenues. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Institutional Investors	Retail Investors
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
312.751.3519	949.553.9748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media	Company Information
Sitrick and Company	Altair Nanotechnologies Inc.
Lew Phelps	Ed Dickinson
Sandra Sternberg	Chief Financial Officer
310-788-2850	775.858.3750
212-573-6100	edickinson@altairnano.com

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$50,146,117	$12,679,254
Investment in available for sale securities	-	14,541,103
Accounts receivable, net	1,317,819	1,129,825
Accounts receivable from related party, net	-	495,000
Notes receivable from related party, current portion	1,638,510	-
Product Inventories	-	169,666
Prepaid expenses and other current assets	799,387	413,390
Total current assets	53,901,833	29,428,238

Investment in Available for Sale Securities	4,564,814	1,306,420

Property, Plant and Equipment, net	14,548,837	11,229,406

Patents, net	720,433	805,248

Notes Receivable from related party	-	330,000

Other Assets	122,718	21,261

Total Assets	$73,858,635	$43,120,573

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$7,814,037	$1,533,047
Accrued salaries and benefits	2,239,110	840,219
Accrued warranty	2,915,990	-
Accrued liabilities	759,664	526,596
Note payable, current portion	600,000	600,000
Total current liabilities	14,328,781	3,499,862

Note Payable, Long-Term Portion	1,200,000	1,800,000

Minority Interest in Subsidiary	1,369,283

Total Liabilities	16,898,064	5,299,862

Stockholders' Equity
Common stock, no par value, unlimited shares authorized;
84,068,377 and 69,079,270 shares issued and
outstanding at December 31, 2007 and December 31, 2006	163,780,176	115,989,879
Additional paid in capital	5,489,604	2,002,220
Accumulated deficit	(111,823,809)	(80,353,188)
Accumulated other comprehensive (loss)/gain	(485,400)	181,800

Total Stockholders' Equity	56,960,571	37,820,711

Total Liabilities and Stockholders' Equity	$73,858,635	$43,120,573

ALTAIRNANO REPORTS FISCAL YEAR 2007 RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Year Ended December 31,
	2007	2006	2005
Revenues
Product sales	$4,058,281	$961,380	$149,373
License fees	-	464,720	695,000
Commercial collaborations	2,909,650	1,420,151	825,723
Contracts and grants	2,140,552	1,477,709	1,136,439
Total revenues	9,108,483	4,323,960	2,806,535
Operating Expenses
Cost of product sales	12,007,330	1,034,431	69,489
Research and development	15,443,703	10,077,231	5,073,478
Sales and marketing	2,000,799	1,878,783	1,539,765
General and administrative	10,770,249	7,495,180	5,571,454
Depreciation and amortization	1,953,876	1,519,750	1,034,202
Total operating expenses	42,175,957	22,005,375	13,288,388
Loss from Operations	(33,067,474)	(17,681,415)	(10,481,853)
Other Income (Expense)
Interest expense	(134,254)	(171,500)	(207,189)
Interest income	1,101,682	654,182	750,306
(Loss)/gain on foreign exchange	(1,292)	(1,550)	1,524
Total other income (expense), net	966,136	481,132	544,641

Loss from continuing operations before minority
Interests’share	(32,101,338)	(17,200,283)	(9,937,212)

Less: Minority interests’ share	630,717	-	-

Net Loss	$(31,470,621)	$(17,200,283)	$(9,937,212)

Loss per common share - Basic and diluted	$(0.45)	$(0.29)	$(0.17)

Weighted average shares - Basic and diluted	71,008,505	59,709,487	57,766,557